Exhibit 16.1

June 20, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 20, 2024, of Tectonic Therapeutic, Inc. and are in agreement with the statements contained in the first and second sentences of the first paragraph and the second and third paragraphs under (a) Dismissal of Independent Registered Public Accounting Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP